UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                       Commission file number:   0-15550

                       AMERICAN STORAGE PROPERTIES, L.P.
                       ---------------------------------
             (Exact name of registrant as specified in its charter)


 3 World Financial Center, 29th Floor, New York, NY 10285-2900, (212) 526-3237
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Limited Partnership Interests
                         -----------------------------
            (Title of each class of securities covered by this Form)


  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule   12g-4(a)(1)(i)  [X]                  Rule  12h- 3(b)(1)(i)
       Rule   12g-4(a)(1)(ii)                      Rule  12h- 3(b)(1)(ii)
       Rule   12g-4(a)(2)(i)                       Rule  12h- 3(b)(2)(i)
       Rule   12g-4(a)(2)(ii)                      Rule  12h- 3(b)(2)(ii)
       Rule   15d-6

   Appropriate number of holders of record as of the certification or
   notice date:   0
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   Pursuant to the requirements of the Securities Exchange Act of 1934,
   American Storage Properties, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               American Storage Properties, L.P.

   Date:  August 29, 1997      By:   Storage Services Inc.
                               General Partner

                               /s/Paul L. Abbott
                               -----------------
                          By:  Paul L. Abbott
                               Director, President, Chief Executive
                               Officer and Chief Financial Officer